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Exhibit 4.5

MEDWAVE INC.
COMMON STOCK PURCHASE AGREEMENT

        This Common Stock Purchase Agreement (the "Agreement") is made and entered into as of the 23rd day of January, 2003 by and between Medwave, Inc., a Minnesota corporation (the "Company"), and Heartland Group, Inc., acting solely on behalf of Heartland Value Fund, and the investors listed on the signature pages hereto (each, an "Investor" and together, the "Investors").

        For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Company and the Investors, the Company and the Investors agree as follows:

I.    PURCHASE AND SALE OF STOCK.

        1.1    Sale and Issuance.    Subject to the terms and conditions of this Agreement, the Investors agree to purchase at the Closing (as defined in Section 1.2), and the Company agrees to sell and issue to the Investors at the Closing 1,400,000 shares of the Company's common stock (the "Common Stock"), at a per-share price of $1.25, resulting in an aggregate purchase price of one million seven hundred and fifty thousand dollars ($1,750,000) (the "Offering Price"). At the Closing, each Investor, severally and not jointly, agrees to purchase that number of shares of Common Stock set forth on Exhibit A.

        1.2    Closing.    The closing of the purchase and sale contemplated hereby with respect to each Investor (the "Closing") shall take place at the offices of Goodwin Procter LLP, in Boston, Massachusetts on January 24, 2003, or at such other time, date or place as the Company and such Investor shall mutually agree (which time and date are referred to in this Agreement as the "Closing Date").

        1.3    Transactions to be Effected at the Closing.    At the Closing, the Company shall deliver to each Investor a certificate representing the shares (the "Shares") of Common Stock purchased by such Investor, registered in the name of the Investor or in the name of a nominee for the Investor, as directed by the Investor prior to the Closing. Thereupon, the Investor shall deliver to the Company, by wire transfer to a bank account designated in writing by the Company, immediately available funds in an amount equal to such Investor's share of the Offering Price.

II.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby makes to the Investors the representations and warranties set forth below.

        2.1    Organization and Good Standing.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. The Company is duly qualified or licensed to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the Company.

        2.2    Authorization.    The Company has the corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement, the form of which is attached hereto as Exhibit B (the "Registration Rights Agreement"), and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Registration Rights Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the Registration Rights Agreement constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except

(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

        2.3    Capitalization.    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, of which 7,250,916 shares are duly and validly issued, outstanding, fully paid and non-assessable. Except as set forth in its SEC Documents (as hereinafter defined) or in Schedule 2.3, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company.

        2.4    Valid Issuance of Shares.    The Common Stock which is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based upon the representations of the Investors in this Agreement, will be issued pursuant to exemptions from the registration requirements of applicable federal and state securities laws.

        2.5    Compliance with Other Instruments.    The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Company's Articles of Incorporation or the Company's Bylaws, as in effect on the date hereof or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the Company's ability to perform under the Agreement).

        2.6    Securities Laws.    Assuming the accuracy of the representations of each of the Investors, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Shares, other than the qualification thereof, if required, under applicable state securities law, which qualification has been or will be effected as a condition of these sales and the filing of a Form D with the Securities and Exchange Commission (the "SEC") in connection with the transactions contemplated by this Agreement. The Company has not, directly or through an agent, offered the Shares or any similar securities for sale to, or solicited any offers to acquire such securities from, persons other than the Investors. Under the circumstances contemplated by this Agreement, the offer, issuance, sale and delivery of the Shares will not, under current laws and regulations, require compliance with the prospectus delivery or registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

        2.7    SEC Documents and Financial Statements.    The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing filed prior to the date hereof being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company is currently eligible to register the resale of the Common Stock in a secondary offering on a registration statement on Form S-3 under the Securities Act.

        2.8    No Brokers or Finders.    No agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

        2.9    Absence of Certain Changes.    Except as disclosed in the SEC Documents or as disclosed on Schedule 2.9 attached hereto, since October 31, 2002, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company.

        2.10    Intellectual Property.    The Company owns or possesses the licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conducts its business as now operated (the "Intellectual Property"), except where the failure to possess such licenses or rights to use would not, individually or in the aggregate, have a material adverse effect on the Company. The business, activities and products of the Company do not infringe any Intellectual Property of any other person, where such infringement would, individually or in the aggregate, have a material adverse effect on the Company. No proceedings are pending, or to the knowledge of the Company threatened, that challenge the right of the Company with respect to any Intellectual Property.

        2.11    Nasdaq Compliance.    The Company's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is listed on the Nasdaq SmallCap Market. Other than as disclosed on Schedule 2.11 attached hereto, the Company currently complies with the continued listing requirements of the Nasdaq Marketplace Rules and has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq SmallCap Market. The issuance of the Shares does not require shareholder approval, including without limitation, pursuant to the Nasdaq Marketplace Rules.

        2.12    FDA Compliance.    The Company and the manufacture, marketing and sales of its products comply with any and all applicable requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301, et seq., any rules and regulations of the Food and Drug Administration promulgated thereunder, and any similar laws outside of the United States to which the Company is subject, except where such noncompliance would not, individually or in the aggregate, have a material adverse effect on the Company.

III.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

        Each Investor hereby makes to the Company, severally and not jointly, the representations and warranties set forth below.

        3.1    Due Authorization, Execution and Delivery.    This Agreement and the Registration Rights Agreement have each been duly authorized by all necessary action on the part of such Investor, have been duly executed and delivered by such Investor, and are valid and binding agreements of such Investor. Such Investor has full right, power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the Registration Rights Agreement are valid and binding obligations of such Investor, enforceable in accordance with their respective terms; except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

        3.2    Purchase Entirely for Own Account.    Each Investor acknowledges that the Shares to be acquired by such Investor pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. The Company is issuing the Shares pursuant to an exemption to the Securities Act, and the Company's reliance on such exemption is predicated in part on the Investor's representations set forth above. The Shares are being acquired by the Investor for investment for his own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof. Such Investor represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

        3.3    Investment Experience.    Such Investor (i) has been afforded, prior to the execution of the Agreement, the opportunity to ask questions of, and to receive answers from, the Company's executive officers, and to obtain any additional information, to the extent the Company has such information or could have acquired it without unreasonable effort or expense, necessary to make an informed investment decision with respect to the purchase of the Shares, (ii) has not relied upon any representation, warranty or statement, other than those expressly set forth in this Agreement, (iii) understands that the investment hereunder is an illiquid, high-risk investment in which the Investor may incur a total loss, and (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of its investment and can bear the entire economic risk of this investment.

        3.4    Accredited Investor.    Such Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        3.5    Restricted Securities.    The Investor understands that the Shares may be considered "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, or the availability of exemptions from registration thereunder, and that in the absence of an effective registration statement covering the Shares or available exemptions from registration, the Shares must be held indefinitely.

        3.6    Further Limitations on Disposition.    Without in any way limiting the representations set forth above, such Investor further represents that, in the absence of an effective registration statement covering the Shares, he will not sell, transfer or otherwise dispose of the Shares unless such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

        3.7    Legend.    All certificates evidencing the Shares shall bear the following legend until such time as the Shares are sold pursuant to an effective registration statement or in compliance with Rule 144(k):

  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS (THE "ACTS") AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACTS OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE REGISTRATION RIGHTS AGREEMENT DATED JANUARY 23, 2003 AMONG THE

  COMPANY AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

        3.8    No Brokers or Finders.    No agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

IV.  COVENANTS OF THE COMPANY.

        4.1    Eligibility to Use Form S-3.    Prior to registration and until the Company's obligations under the Registration Rights Agreement are terminated, the Company will use commercially reasonable efforts to continue to meet the "registrant eligibility" requirements for a secondary offering set forth in the general instructions to Form S-3 to enable the registration of the Registrable Stock (as defined in the Registration Rights Agreement).

        4.2    Listing.    The Company will use commercially reasonable efforts to obtain and, so long as any Investor owns any of the Shares, maintain the listing and trading of its Common Stock (including the Shares) on the Nasdaq SmallCap market and will comply in all respects with the Company's reporting, filing and other obligations under the Nasdaq Marketplace Rules and the National Association of Securities Dealers, Inc., as applicable.

V.    INDEMNIFICATION

        5.1    To the fullest extent permitted by law, the Company will indemnify and hold harmless each Investor, the trustees, partners, officers, directors, advisers and agents of each Investor, and each person, if any, who controls such Investor, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject that arise out of, or are based upon any inaccuracy in the representations and warranties of the Company contained in this Agreement or the failure of the Company to perform its obligations hereunder; and the Company will reimburse each such Investor, trustee, partner, officer, director, agent or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section V shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

        5.2    To the extent permitted by law, each Investor, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers, and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer or controlling person may become subject to that arise out of, or are based upon any inaccuracy in the representations and warranties of such Investor or the failure of an Investor to perform its obligations hereunder; and each such Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such inaccuracy or failure to perform; provided, however, that the indemnity agreement contained in this Section V shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity paid by an Investor under this Section V exceed the net proceeds from the offering received by such Investor.

        5.3    Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party; and provided further, that if there is more than one indemnified party, the indemnifying party shall pay for the fees and expenses of one counsel for any and all indemnified parties to be mutually agreed upon by such indemnified parties, unless representation of an indemnified party by the counsel retained by the other indemnified parties would be inappropriate due to actual or potential differing interests between such indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section. The indemnification provisions set forth in this Article V are the sole and exclusive remedies of the parties hereto.

VI.  MISCELLANEOUS.

        6.1    Governing Law; Consent to Jurisdiction.    The Agreement shall be governed by and construed under the laws of the State of Minnesota without regard to any jurisdiction's conflicts of laws provisions.

        6.2    Entire Agreement.    This Agreement and Exhibits and Schedules hereto, along with the Registration Rights Agreement, constitute the entire agreement between the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. The terms of this Agreement shall inure to the benefit of and be binding upon the respective heirs, personal representatives, successors and assigns of the parties except to the extent assignability is limited herein.

        6.3    Counterparts.    The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.4    Titles and Subtitles.    The titles and subtitles used in the Agreement are used for convenience only and are not to be considered in construing or interpreting the Agreement.

        6.5    Amendments and Waivers.    Any term of the Agreement may be amended by written agreement between the Company and the Investor. By an instrument in writing the Investor, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

        6.6    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        6.7    Notices.    Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid addressed to the party at its principal home or business address as reflected on the attached signature page. The Company's business address is:. Medwave, Inc., 435 Newbury Street, Suite 206, Danvers, Massachusetts 01923.

        6.8    Assignment.    This Agreement may not be assigned by any Investor without the prior written consent of the Company. This Agreement may not be assigned by the Company. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        6.9    Heartland Value Fund.    The Company understands and agrees that Heartland Group, Inc. is entering into this Agreement solely on behalf of Heartland Value Fund and that any claims that the Company may have against Heartland Group, Inc. under this Agreement or otherwise in connection with the transactions contemplated hereby shall only be made against the assets of Heartland Value Fund.

[The Remainder of this Page is Intentionally Blank.]

        IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

COMPANY:

Medwave, Inc.
	By:	/s/ TIMOTHY J. O'MALLEY Name: Timothy J. O'Malley Title: President and Chief Executive Officer
INVESTORS:
William D. Corneliuson
	By:	/s/ WILLIAM D. CORNELIUSON Name: William D. Corneliuson
By: Duchess Limited Partners
	By:	/s/ RYAN BUTZ Name: Ryan Butz Title: General Partner
Larry Arnold
	By:	/s/ LARRY ARNOLD Name: Larry Arnold

TTES Kathryn A. Van Dyke Trust
By:	/s/ WILLIAM D.VAN DYKE III Name: William D. Van Dyke III Title: Trustee
TTES Ellen H. Van Dyke Trust
By:	/s/ WILLIAM D. VAN DYKE III Name: William D. Van Dyke III Title: Trustee
TTES Helen Van Dyke Trust
By:	/s/ WILLIAM D. VAN DYKE III Name: William D. Van Dyke III Title: Trustee
Heartland Value Fund
By: Heartland Group, Inc.
By:	/s/ PAUL T. BESTE Name: Paul T. Beste Title: V.P.

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  Exhibit 4.5
COMMON